Exhibit 8

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

RADA ELECTRONIC INDUSTRIES LTD.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: December 10, 2007	Principal: U.S. $3,000,000

FOR VALUE RECEIVED, RADA Electronic Industries Ltd., a corporation organized under the laws of the State of Israel (the “Company”), hereby promises to pay to the order of Howard P. L. Yeung or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms are defined in Section 26 hereof.

(1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Penalty Interest (as defined below), if any. The “Maturity Date” shall be October 14, 2010, as may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined below) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being January 1, 2008. Interest shall be payable on each Interest Date in cash. Prior to the payment of Interest on an Interest Date, Interest on this

Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to the Penalty Interest. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Penalty Interest as calculated during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF THE NOTE. This Note shall be convertible into Ordinary Shares of the Company, NIS 0.15 nominal value per share (the “Ordinary Shares”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Ordinary Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of an Ordinary Share upon any conversion. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Penalty Interest with respect to such Principal (if applicable).

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, U.S. $2.09.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date. On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Ordinary Shares do not require any legends, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through DTC’s Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the share register of the Company in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date.

(ii) Company’s Failure to Timely Convert. If the Company shall fail to register in the Company’s share registry and issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of Ordinary Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Ordinary Shares on the Share Delivery Date, and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such Conversion Notice pursuant to this Section 3(c)(ii) or otherwise.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Penalty Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Disputes. In the event of a dispute as to the number of Ordinary Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Ordinary Shares not in dispute and resolve such dispute in accordance with Section 21.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the events detailed in Exhibit II, attached to this Note and incorporated herein, shall constitute an “Event of Default”.

(b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Ordinary Shares on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction, unless (i) the Person formed by or surviving any such Fundamental Transaction (if other than the Company) or the Person to which such Fundamental Transaction shall have been made assumes all the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including an agreement to deliver to the Holder in exchange for this Note, a security of the Person formed by or surviving any such Fundamental Transaction (if other than the Company) or the Person to which such Fundamental Transaction shall have been made evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rate of this Note and having similar security as this Note, and satisfactory to the Holder, and (ii) the company of the Person formed by or surviving any such Fundamental Transaction or to which such Fundamental Transaction shall have been made is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon any Fundamental Transaction, the successor company to such Fundamental Transaction shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to such “Company” shall refer instead to the successor company or, if so elected by the Holder, by the company or entity that, directly or indirectly, controls such successor company), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from its obligations under the Transaction Documents except in the case of a Fundamental Transaction that meets the requirements of this Section. The provision of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, or other securities pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such Ordinary Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Ordinary Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Ordinary Shares. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of Ordinary Shares Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of Ordinary Shares Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Share upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Ordinary Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “price per share for which one Ordinary Shares is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Ordinary Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Limitation. Notwithstanding the above, no adjustment pursuant to Sections 7(a) or 7(c) shall cause the Conversion Price to be less than $1.90, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.

(b) Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 6.

(8) Intentionally deleted.

(9) SECURITY. This Note is secured to the extent and in the manner set forth in the Debenture attached hereto as Exhibit III and incorporated herein by this reference.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association, Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. So long as this Note is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversion of this Note sufficient number of Ordinary Shares as shall from time to time be necessary to effect the conversion of the Note.

(b) Insufficient Authorized Shares. If at any time while this Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve Ordinary Shares for issuance upon conversion of this Note, then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the required amount for the conversion of this Note.

(12) HOLDER’S REDEMPTIONS. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Event of Default Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Event of Default Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the Event of Default Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Event of Default Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Event of Default Redemption Notice is delivered to the Company and ending on and including the date on which the Event of Default Redemption Notice is voided. The Holder’s delivery of a notice voiding an Event of Default Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Penalty Interest which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(13) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Holder.

(14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to applicable laws of the State of Israel, and as expressly provided in this Note.

(15) RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a) Rank. All payments due under this Note shall be senior obligations, second only to the payment obligations under the Company’s credit agreements as in effect on the Issuance Date with Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M. (the “Current Debt Facilities”).

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries or to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and (ii) Permitted Indebtedness. “Permitted Indebtedness” means (i) Indebtedness under the Current Debt Facilities, and (ii) Indebtedness of the Company represented by guarantees or letters of credit for the account of the Company in order to provide security for payment obligations entered into in connection with signed purchase orders received by the Company for its products or services.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the

Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens and Liens securing the Company’s obligations under this Note. For purposes of this Note: (1) “Permitted Liens” means (i) the Liens securing the Current Debt Facilities as in effect on the Issuance Date, any Permitted Indebtedness or any Permitted Refinancing Indebtedness; (ii) Liens for taxes, assessments or similar charges and assessments not yet delinquent; (iii) liens of mechanics, materialmen, warehousemen, carriers or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (2) “Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or used to extend, refinance, renew, or replace the Current Debt Facilities; provided that: (A) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount as of the Issuance Date of the Current Debt Facilities (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); and (B) such Permitted Refinancing Indebtedness is extended, refinanced, renewed or replaced on terms no more favorable than those contained in the documentation governing the Current Debt Facilities as in effect on the Issuance Date.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Permitted Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default would occur or has occurred and is continuing.

(16) TRANSFER.

(a) This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 16(b) hereof.

(b) The Holder understands that, except as provided in the Registration Rights Agreement: (i) the Ordinary Shares purchasable hereunder have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a generally acceptable form, to the effect that such Ordinary Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Holder provides the Company with reasonable assurance that such Ordinary Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Ordinary Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Ordinary Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Ordinary Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(17) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(ii) and this Section 17(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $1,000,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Penalty Interest (if any) on the Principal and, from the Issuance Date.

(18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the

Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(20) HEADINGS. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Event of Default Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Event of Default Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Event of Default Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall make best commercial efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(23) NOTICES; PAYMENTS.

(a) Notices. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail and certifying the calculation of such adjustment, and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any pro rata subscription offer to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) four Business Days after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Holder:

Howard P.L. Yeung
2202 Kodak House II
39 Health Street East
Hong Kong SAR
Telephone: +852 2579 1800
Facsimile: +852 2579 1515
Attention: Mr. Howard P.L. Yeung

Copy to:

Tanner De Witt Solicitors
1806-08, Tower Two, Lippo Centre
89 Queensway, Hong Kong
Telephone: +852-2573-5000
Facsimile: +852-2802-3553
Attn: Richard Tanner, Esq.

and

MBV Law LLP
855 Front Street
San Francisco, CA 94111
Telephone: 415-781-4400
Facsimile: 415-989-5143
Attn: Laurie A. Sanders, Esq.

If to the Company:

RADA Electronic Industries Ltd.
7 Giborei Israel Street
Netanya 42504
Israel
Telephone: + 972-9-892-1129
Facsimile: + 972-9-885-5885
Attention: Elan Sigal, Chief Financial Officer

Copy to:

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Telephone: (212) 732-3200
Facsimile: (212) 732-3232
Attention: Steven J. Glusband, Esq.	.

and

S. Friedman & Co, Advocates and Notaries
Europe - Israel Tower 2 Weitzman Street Tel Aviv, Israel
Telephone: +972-3-693-1931
Facsimile: + 972-3-693-1930
Attention: Sarit Molcho, Adv.

If to the Transfer Agent:
American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10038
Telephone: (718) 921-8275
Facsimile: (718) 921-8331
Attention: Paula Caropoli

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a wire transfer of immediately available funds to such bank account as shall be provided by the Holder to the Company in writing. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under this Note, other than Interest, which is not paid when due shall result in a Penalty Interest being incurred and payable by the Company in an amount equal to interest on such amount at the rate of LIBOR plus 7% per annum from the date such amount was due until the same is paid in full (“Penalty Interest”). All payments to be made by the Company to the Holder shall be made free and clear of, and without deduction or withholding unless the Company is required by law to make such a payment subject to a deduction or withholding, in which case the Company shall, promptly on becoming aware of such requirement, notify the Holder of it. If at any time the Holder is required by law to make any deduction or withholding from any payment due under this Agreement, the sum due from the Company in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Holder receives, on the due date for such payment (and retains free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

(24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(26) GOVERNING LAW. Except for matters that are inherently governed by the corporate laws of the State of Israel, this Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(27) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the U.S. Securities Act of 1933, as amended.

(b) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means a day on which principal banking business is transacted in Israel, London and New York.

(e) “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 21. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(h) “Eligible Market” means the Principal Market, The Nasdaq National Market or the NYSE/New York.

(i) “Excluded Securities” means any Ordinary Shares issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of this Note or the exercise of the Warrants; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $15,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); and (iv) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

(j) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow a purchase, tender or exchange offer to be made to and accepted by the holders of more than the 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) enter into a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person.

(k) “Interest Rate” means the applicable LIBOR plus three and one-half percent (3.5%), subject to periodic adjustment pursuant to Section 2.

(l) “LIBOR” means, on each Interest Date or, if prior to the first Interest Date hereunder, the Issuance Date, (i) the six-month London Interbank Offered Rate for deposits in U.S. dollars, as shown on such date in The Wall Street Journal (Eastern Edition) under the caption “Money Rates—London Interbank Offered Rates (LIBOR)”; or (ii) if The Wall Street Journal does not publish such rate, the offered one-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBOR Page as of 10:00 a.m., New York time, each day, provided that if at least two rates appear on the Reuters Screen LIBO Page on any day, the “LIBOR” for such day shall be the arithmetic mean of such rates.

(m) “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities

(n) “Ordinary Shares Deemed Outstanding” means, at any given time, the number of Ordinary Shares actually outstanding at such time, plus the number of Ordinary Shares deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Ordinary Shares owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Note and the Warrants.

(o) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(p) “Principal Market” means The Nasdaq Capital Market.

(q) “Redemption Premium” means in the case of the Events of Default described in Section 4(b): 100%.

(r) “Registration Rights Agreement” means that certain registration rights agreement between the Company and the Holder relating to, among other things, the registration of the resale of the Ordinary Shares issuable upon conversion of this Note.

(s) “SEC” means the United States Securities and Exchange Commission.

(t) “Subsidiaries” means any entity wholly owned by the Company or in which the Company owns or controls a controlling interest or a majority of the voting securities.

(u) “Transaction Documents” means this Note, the Warrants and the Registration Rights Agreement.

(v) “Warrants” means the Warrants to be issued by the Company to the Holder in connection with purchase of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

RADA ELECTRONIC INDUSTRIES LTD.

By:
Name:
Title:

EXHIBIT I

RADA ELECTRONIC INDUSTRIES LTD.

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by RADA Electronic Industries Ltd. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Ordinary Shares of the Company, NIS 0.15 nominal value per share (the “Ordinary Shares”), as of the date specified below.

Date of Conversion: ____________________________________________________________________________

Aggregate Conversion Amount to be converted: _______________________________________________________

Please confirm the following information:

Conversion Price: ______________________________________________________________________________

Number of Ordinary Shares to be issued: _____________________________________________________________

Please issue the Ordinary Shares into which the Note is being converted in the following name and to the following address:

Issue to: ______________________________________________________________________________________

               ______________________________________________________________________________________

               ______________________________________________________________________________________

Facsimile Number: ______________________________________________________________________________

Authorization: __________________________________________________________________________________

By: ______________________________________________________________________________________

Title: ________________________________________________________________________________

Dated: ____________________________________________________________________________________________

Account Number: _______________________________________________________________________________
(if electronic book entry transfer)

Transaction Code Number: ________________________________________________________________________
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [Insert Name of Transfer Agent] to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated              from the Company and acknowledged and agreed to by [Insert Name of Transfer Agent].

RADA ELECTRONIC INDUSTRIES LTD.

By:
Name:
Title:

EXHIBIT II

Events of Defaults

1	Non Compliance

The Company fails to comply with any provision of the Transaction Documents.

2	Misrepresentation

Any representation or statement made, repeated or deemed made by the Company in or pursuant to the Transaction Documents is or proves to have been incorrect or misleading in any material respect when made, repeated or deemed made.

3	Cross Default

3.1	Any indebtedness (including a contingent obligation) of the Company to any party is not paid when due.

3.2	Any indebtedness of the Company to any party becomes due or capable of being declared due prior to its stated maturity by reason of default.

3.3	Any expropriation, attachment, sequestration, distress, execution or enforcement of security affects any of the Company’s assets.

4	Insolvency

4.1	The Company stops or suspends payment of any of its debts, or is unable to or admits inability to pay its debts as they fall due.

4.2	The Company commences negotiations (by reason of actual or anticipated financial difficulties), enters into any composition or arrangement with one or more of its creditors with a view to rescheduling any of its indebtedness.

4.3	Any of the following events occurs in relation to the Company:

(a)	a moratorium of any indebtedness, winding-up, dissolution, suspension of payments, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), petition for bankruptcy, composition, compromise, assignment or arrangement with any creditor;

(b)	any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer is appointed in respect of the Company or any of its assets;

(c)	any event occurs in relation to the Company that is analogous to those listed in this clause.

5	Distress

A distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the Company.

6	Enforcement of Security

Any security on or over the assets of the Company becomes enforceable.

7	Illegality

Any or all of the Transaction Documents becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to have full force and effect.

8	Repudiation

The Company repudiates or evidences an intention to repudiate the Transaction Documents.

9	Material Adverse Change

Any event occurs or circumstances arise which, in the opinion of the Holder, is likely to materially and adversely affect the ability of the Company to perform all or any of its obligations under, or otherwise comply with, the terms of this Agreement.

EXHIBIT III

Debenture